Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 (No. 333-192242) of Kindred Biosciences, Inc. of our report dated October 1, 2013, with respect to our audit of the financial statements of Kindred Biosciences, Inc. as of December 31, 2012 and for the period from September 25, 2012 (inception) through December 31, 2012, which report appears in the Prospectus that is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
November 13, 2013

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